Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Central Federal Corporation on Form S-8 of our report dated March 15, 2019 on our audits of the consolidated financial statements of Central Federal Corporation as of December 31, 2018 and 2017, and for each of the two years ended December 31, 2018, which report is included in the Annual Report on Form 10-K of Central Federal Corporation for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission on March 15, 2019.

BKD, LLP

Indianapolis, Indiana

November 22, 2019